EXHIBIT 21

The significant subsidiaries of the Registrant, as defined in Section 1-02(w) of regulation S-X, are:

CACI, INC.—FEDERAL, a Delaware Corporation
(also does business as “CACI eBusiness Solutions”)

CACI, INC.—COMMERCIAL, a Delaware Corporation

CACI Products Company California, a California Corporation

CACI N.V., a Netherlands Corporation

CACI Limited, a United Kingdom Corporation

Automated Sciences Group, Inc., a Delaware Corporation

CACI Technologies, Inc., a Virginia Corporation
(also does business as “CACI Productions Group”)

CACI Dynamic Systems, Inc., a Virginia Corporation

CACI Products Company, a Delaware Corporation